SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 5, 2003

HEI, Inc.
(Exact name of Registrant as Specified in Charter)

Minnesota	0-10078	41-0944876

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6385 Shady Oak Road, Suite 280, Eden Prairie, MN 55344
(Address of Principal Executive Offices, including Zip Code)

(952) 443-2500
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

SIGNATURES
Exhibit Index
EX-99.1 Press Release dated January 24, 2003
EX-99.2 Press Release dated January 28, 2003
EX-99.3 Press Release dated January 28, 2003
EX-99.4 Information from Presentation-Fant
EX-99.5 Information from Presentation-Hawksworth

Item 9.  REGULATION FD DISCLOSURE.

     On January 24, 2003, HEI, Inc (“HEI”) issued a press release announcing the acquisition of the Colorado operations of Colorado MEDtech, Inc. (“CMED”). On January 28, 2003, HEI issued press releases providing additional information regarding the acquisition of the Colorado operations of CMED and announcing a conference call to be held on January 28, 2003, at 4:30 p.m. (Eastern Time) to discuss the acquisition of the Colorado operations of CMED. Copies of these press releases are attached to this Current Report on Form 8-K as Exhibits 99.1, 99.2 and 99.3, respectively.

     On February 5, 2003, at the HEI, Inc. Annual Meeting of Shareholders (the “Annual Meeting”), each of Anthony J. Fant, the Chairman, Chief Executive Officer and President of HEI, and Simon F. Hawksworth, Vice President of Sales and Marketing of HEI, delivered presentations. The information contained in the presentation by Mr. Fant is attached to this Current Report on Form 8-K as Exhibit 99.4, and the information contained in the presentation by Mr. Hawksworth is attached to this Current Report on Form 8-K as Exhibit 99.5.

     Mr. Fant announced at the Annual Meeting that, effective January 24, 2003, HEI issued a Subordinated Promissory Note (the “Note”) to CMED in exchange for a loan in the amount of $2.6 million. The interest rate on the Note is currently 10%, increasing by 2% in July 2003 and January 2004. The principal and interest are due under the Note on September 30, 2004. Mr. Fant also announced that the $2.6 million loaned to HEI by CMED was used, in part, to pay all debt owed to LaSalle Business Credit, Inc., under that certain Amended and Restated Revolving Note, dated effective December 1, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEI, INC.

Dated:	February 6, 2003	By		/s/ Steve E. Tondera, Jr.

Steve E. Tondera, Jr.
			Its:	Chief Financial Officer, Treasurer, Vice
President Finance and Secretary

Exhibit Index

Item No.	Description

99.1	Press release dated January 24, 2003.
99.2	Press release dated January 28, 2003.
99.3	Press release dated January 28, 2003.
99.4	Information from Presentation by Anthony J. Fant
99.5	Information from Presentation by Simon J. Hawksworth